Exhibit 99.1
BRC Inc. Reports Third Quarter 2026 Financial Results
Financial Highlights

•Net revenue increased 7.3% compared to Q3 2025, driven primarily by growth in the Wholesale and Direct-to-Consumer ("DTC") channels.
•Wholesale revenue increased 8.1%, while DTC revenue increased 8.5%, marking the fourth consecutive quarter of year-over-year DTC growth.
•Packaged coffee distribution increased 4.6 percentage points to 58.7% on an All Commodity Volume ("ACV") weighted basis.
•Net loss was $8.7 million in Q3 2026, compared to a net loss of $1.2 million in Q3 2025, while Adjusted EBITDA increased 12.3% to $9.5 million from $8.4 million in the prior year.
•Reaffirmed full-year 2026 outlook of at least 8% revenue growth and at least 35% Adjusted EBITDA growth, incorporating approximately $3 million in expected fourth-quarter revenue headwinds from the divestiture of a non-core DTC brand and planned Outpost closures.
SALT LAKE CITY, Utah – November 2, 2026 – BRC Inc. (NYSE: BRCC, the "Company" or "Black Rifle"), a Veteran-founded, mission-driven premium coffee company, today announced financial results for the third quarter of fiscal year 2026.

“A key priority during the third quarter was making Black Rifle Coffee more accessible to consumers and creating more opportunities for them to engage with our brand,” said BRCC Chief Executive Officer Chris Mondzelewski. “We expanded distribution through new retail partners and increased our presence within existing accounts. Our campaign celebrating America’s 250th birthday helped broaden awareness and encourage trial among new consumers. Wholesale delivered another quarter of growth, while Direct-to-Consumer recorded its fourth consecutive quarter of year-over-year revenue growth. We also launched Project Core, our multi-year initiative to sharpen our focus on our core coffee business and brand, improve profitability and earnings quality, simplify our operations, and reduce the capital intensity of our business. Our goal is to build on the growth we’re seeing while capturing more of the value that growth creates.”

“Third-quarter gross profit and Adjusted EBITDA increased, benefiting in part from refunds of previously paid tariffs,” said BRCC Chief Financial Officer Matt Amigh. “We also made meaningful progress on Project Core. We signed a definitive agreement to sell our Manchester roasting facility to a longstanding manufacturing partner, securing a long-term production relationship while we continue to develop our proprietary roasts. We initiated plans to close 12 company-operated Outposts, modified eight leases for locations we no longer intend to develop, and completed the divestiture of a non-core DTC brand. These actions mark a significant step toward a more asset-light operating model, which we expect will support franchise-led retail growth, lower capital requirements, and create a more efficient cost structure. We are reaffirming our full-year 2026 outlook of at least 8% revenue growth and at least 35% Adjusted EBITDA growth, even after incorporating the expected revenue impact of the brand divestiture and Outpost closures.”

Third Quarter 2026 Financial Highlights (in millions, except % data)

	Third Quarter Comparisons
	2026	2025	$ Change	% Change
Net Revenue	$108.0	$100.7	$7.3	7.3%
Gross Profit	$40.1	$37.1	$3.0	8.0%
Gross Margin	37.1%	36.9%

Net Loss	$(8.7)	$(1.2)	$(7.4)
Adjusted EBITDA	$9.5	$8.4	$1.0	12.3%

Third Quarter 2026 Results
Net revenue for the third quarter of 2026 increased 7.3% to $108.0 million, compared to $100.7 million in the third quarter of 2025. Wholesale revenue increased 8.1% to $72.5 million in the third quarter of 2026, compared to $67.0 million in the third quarter of 2025. Growth in the Wholesale channel was primarily driven by expanded distribution of packaged coffee, including entry into the dollar channel, continued gains in grocery, and pricing.
Direct-to-Consumer ("DTC") revenue increased 8.5% to $30.2 million in the third quarter of 2026, compared to $27.8 million in the third quarter of 2025. The increase was primarily driven by growth through third-party digital retail marketplaces, partially offset by lower subscription revenue and the divestiture of a non-core brand during the quarter. Revenue from Black Rifle Coffee shops ("Outposts") decreased 8.0% to $5.4 million in the third quarter of 2026, compared to $5.8 million in the third quarter of 2025. The decline reflected lower sales at Company-operated Outposts, partially offset by growth in franchise and non-traditional locations.
Gross profit increased 8.0% to $40.1 million in the third quarter of 2026, compared to $37.1 million in the third quarter of 2025. Gross margin increased 25 basis points to 37.1% in the third quarter of 2026, from 36.9% in the third quarter of 2025. The increase in gross margin was primarily driven by pricing actions, approximately $3.5 million in refunds of previously paid tariffs, and productivity improvements. These benefits were partially offset by higher green coffee costs, increased trade spending, higher third-party marketplace fees associated with e-commerce sales growth, and increased transportation costs.
Marketing expenses increased 18.1% to $10.3 million in the third quarter of 2026, compared to $8.7 million in the third quarter of 2025. As a percentage of revenue, marketing expenses increased 90 basis points to 9.5% in the third quarter of 2026, compared to 8.6% in the third quarter of 2025. The increase was primarily driven by higher spending on content production and media, influencer programs, agency support and ad placement, partially offset by lower shopper marketing and event costs.
Salaries, wages and benefits expenses increased 7.5% to $15.5 million in the third quarter of 2026, compared to $14.4 million in the third quarter of 2025. The increase reflects higher stock-based compensation, employee benefit costs and base salaries, partially offset by lower severance expense. As a percentage of revenue, salaries, wages and benefits expenses remained flat at 14.3% in both periods.
General and administrative ("G&A") expenses decreased 2.7% to $12.6 million in the third quarter of 2026, compared to $12.9 million in the third quarter of 2025. As a percentage of revenue, G&A expenses decreased 120 basis points to 11.7% in the third quarter of 2026, compared to 12.9% in the third quarter of 2025. The decrease was primarily driven by lower depreciation and amortization expense, outside services, software costs and legal fees, partially offset by costs associated with the termination of Outpost leases in connection with Project Core.
Other operating expenses, net increased to $9.3 million in the third quarter of 2026, compared to $0.6 million in the third quarter of 2025. As a percentage of revenue, other operating expenses increased 800 basis points to 8.6% in the third quarter of 2026, compared to 0.6% in the third quarter of 2025. The increase was primarily due to the impairment of certain Outpost locations during 2026 as a result of the initiation of Project Core, as well as a legal contingency accrual, partially offset by gains on lease terminations and the divestiture of a non-core brand.
Net loss for the third quarter of 2026 was $8.7 million, and Adjusted EBITDA was $9.5 million, compared to a net loss of $1.2 million and Adjusted EBITDA of $8.4 million in the third quarter of 2025.

Financial Outlook

The Company is reaffirming its full-year 2026 guidance based on current market conditions, including commodity costs and planned growth investments. Management remains focused on consistent execution to drive revenue growth, margin improvement, Adjusted EBITDA expansion and stronger cash generation. Adjusted EBITDA is a non-GAAP financial measure.

For full-year fiscal 2026, the Company reaffirms the following guidance (in millions, except % data):

	FY2025	FY2026
	Actual	Guidance
Net Revenue	$398.3	At least 8% growth

Gross Margin	34.6%	34% to 36%

Adj. EBITDA	$21.4	At least 35% growth

The Company’s reaffirmed 2026 outlook incorporates an expected fourth-quarter revenue headwind of approximately $3 million associated with the divestiture of a non-core DTC brand and planned Outpost closures.

The guidance provided above constitutes forward-looking statements and actual results may differ materially. Refer to the “Forward-Looking Statements” safe harbor section below for information on the factors that could cause our actual results to differ materially from these forward-looking statements.

We have not reconciled forward-looking Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss), in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. We cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliation, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss). See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.
Conference Call
A conference call to discuss the Company’s third quarter results is scheduled for November 3, 2026, at 8:30 a.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-0609 or (201) 689-8541 for international callers. A live webcast of the call will be available on the Investor Relations page of the Company’s website at ir.blackriflecoffee.com. For those unable to attend the conference call, a replay will be available after the conclusion of the call through November 17, 2026. The U.S. toll-free replay dial-in number is (877) 660-6853, and the international replay dial-in number is (201) 612-7415. The replay passcode is 13762763.
About BRC Inc.
Black Rifle Coffee Company (BRCC) is a Veteran-founded premium coffee company and lifestyle brand serving beverages to people who love America. Founded in 2014 by Green Beret Evan Hafer, Black Rifle develops their explosive roast profiles with the same mission focus they learned while serving in the military. BRCC is committed to supporting Veterans, active-duty military, first responders and the American way of life.
To learn more, visit www.blackriflecoffee.com, subscribe to the BRCC newsletter, or follow along on social media.
Investor Contacts:

Matt McGinley: IR@BlackRifleCoffee.com
ICR for BRCC: BlackrifleIR@icrinc.com

Forward-Looking Statements

This press release contains forward-looking statements about the Company and its industry that involve substantial risks and uncertainties. All statements other than statements of historical fact contained in this press release, including statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the Company’s financial condition, liquidity, prospects, growth, strategies, future market conditions, developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking.

The events and circumstances reflected in the Company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Factors that may cause such forward-looking statements to differ from actual results include, but are not limited to: competition and our ability to grow, manage sustainable expansion, and retain key employees; failure to compete effectively with other producers, distributors and retailers of coffee and energy drinks; our limited operating history, which may hinder the successful execution of strategic initiatives and make it difficult to assess future risks and challenges; challenges in managing rapid growth, inventory needs, and relationships with key business partners; inability to raise additional capital necessary for business development; failure to achieve or sustain long-term profitability; inability to effectively manage debt obligations; failure to maximize the value of assets received through bartering transactions; negative publicity affecting our brand, reputation, or that of key employees; failure to uphold our position as a supportive member of the military, Veteran and first-responder communities, or other factors negatively affecting brand perception; inability to establish and maintain strong brand recognition through intellectual property or other means; shifts in consumer spending, lack of interest in new products or changes in brand perception upon evolving consumer preferences and tastes, including due to shifts in demographic or health and wellness trends, reduction in discretionary spending and price increases, and our ability to anticipate or react to these changes; price changes that are insufficient to offset cost increases; unsuccessful marketing campaigns that incur costs without attracting new customers or realizing higher revenue; failure to attract new customers or retain existing customers; risks associated with reliance on social media platforms, including dependence on third-party platforms for marketing and engagement; variable performance of the direct to consumer revenue channel; inability to effectively manage or scale distribution through Wholesale business partners, particularly key Wholesale partners; failure to manage supply chain operations effectively, including inaccurate forecasting of raw material and co-manufacturing requirements; loss of one or more co-manufacturers or production delays, quality issues, or labor-related disruptions affecting manufacturing output; supply chain disruptions or failures by third-party suppliers and logistics service-providers to deliver coffee, store supplies, RTD beverage ingredients, or merchandise, including disruptions caused by external factors; ongoing risks related to supply chain volatility and reliability, including tariffs, as well as political and climate risks; fluctuations in the market for high-quality coffee beans and other key commodities; unpredictable changes in the cost and availability of labor, raw materials, equipment, transportation, or shipping; failure to successfully improve profitability of existing Outposts, including challenges or delays with the implementation of operational and strategic changes; risks related to long-term, non-cancelable lease obligations and other real estate-related concerns; inability of franchise partners to successfully operate and manage their franchise locations; failure to maintain high-quality customer experiences for retail partners and end users, including production defects or issues caused by co-manufacturers that negatively impact product quality and brand reputation; failure to comply with food safety regulations or maintain product quality standards; difficulties in successfully expanding into new markets; failure to comply with federal, state, and local laws and regulations, or inability to prevail in civil litigation matters; risks related to potential unionization of employees; failure to execute our business optimization plans, including our operational improvement plan and Project Core to reduce costs and improve efficiency of certain company-wide functions; failure to protect against cybersecurity threats, software vulnerabilities, or hardware security risks; volatility in the trading prices of our Class A Common Stock; and other risks and uncertainties indicated in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2026 including those set forth under “Item 1A. Risk Factors” included therein, as well as in our other filings with the SEC. Such forward-looking statements are based on information available as of the date of this press release and the Company’s current beliefs and expectations concerning future developments and their effects on the Company, and speak only as of the date hereof. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not place undue reliance on these forward-looking statements as predictions of future events. Although the Company believes that it has a reasonable basis for each forward-looking statement contained in this press release, the Company cannot guarantee that the future results, growth, performance or events or circumstances reflected in these forward-looking statements will be achieved or occur at all. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

BRC Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue, net	$108,038	$100,712	$324,285	$285,524
Cost of goods sold	67,914	63,563	211,590	183,729
Gross profit	40,124	37,149	112,695	101,795
Operating expenses
Marketing and advertising	10,284	8,707	30,994	29,798
Salaries, wages, and benefits	15,472	14,389	45,049	43,743
General and administrative	12,596	12,947	31,965	39,046
Other operating expense, net	9,261	588	9,756	6,746
Total operating expenses	47,613	36,631	117,764	119,333
Operating income (loss)	(7,489)	518	(5,069)	(17,538)
Non-operating expenses
Interest expense, net	(1,130)	(1,712)	(3,624)	(5,925)
Total non-operating expenses	(1,130)	(1,712)	(3,624)	(5,925)
Loss before income taxes	(8,619)	(1,194)	(8,693)	(23,463)
Income tax expense	33	44	99	132
Net loss	(8,652)	(1,238)	(8,792)	(23,595)
Less: Net loss attributable to non-controlling interest	(5,307)	(752)	(5,329)	(14,893)
Net loss attributable to BRC Inc.	$(3,345)	$(486)	$(3,463)	$(8,702)

Net loss per share attributable to Class A Common Stock
Basic and diluted	$(0.28)	$(0.05)	$(0.29)	$(0.98)
Weighted-average shares of Class A Common Stock outstanding
Basic and diluted	11,986,604	10,799,479	11,771,326	8,862,574

BRC Inc.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value amounts)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$9,197	$4,330
Accounts receivable, net	37,737	35,057
Inventories, net	42,206	49,703
Prepaid expenses and other current assets	11,613	11,235
Assets held for sale	17,065	—
Total current assets	117,818	100,325
Property, plant, and equipment, net	12,448	42,855
Operating lease, right-of-use asset	8,278	21,205
Non-current prepaid marketing expenses	40,504	44,432
Identifiable intangibles, net	221	300
Other	107	126
Total assets	$179,376	$209,243
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,279	$34,721
Accrued liabilities	30,037	32,455
Deferred revenue and gift card liability	2,642	4,033
Current maturities of long-term debt	10,642	2,400
Current operating lease liability	2,619	2,481
Current maturities of finance lease obligations	4	4
Total current liabilities	74,223	76,094
Non-current liabilities:
Long-term debt, net	20,740	32,313
Finance lease obligations, net of current maturities	12	15
Operating lease liability	11,589	24,822
Other non-current liabilities	5,333	7,982
Total non-current liabilities	37,674	65,132
Total liabilities	111,897	141,226
Stockholders' equity:
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; no shares issued or outstanding as of both September 30, 2026 and December 31, 2025	—	—
Class A Common Stock, $0.0001 par value, 2,500,000,000 shares authorized; 12,012,076 and 11,486,067 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively(1)	1	1
Class B Common Stock, $0.0001 par value, 300,000,000 shares authorized; 13,045,498 and 13,369,486 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively(1)	1	1
Class C Common Stock, $0.0001 par value, 1,500,000 shares authorized; no shares issued or outstanding as of both September 30, 2026 and December 31, 2025	—	—
Additional paid in capital	184,851	180,995
Accumulated deficit	(138,807)	(135,344)
Total BRC Inc.'s stockholders' equity	46,046	45,653
Non-controlling interests	21,433	22,364
Total stockholders' equity	67,479	68,017
Total liabilities and stockholders' equity	$179,376	$209,243
(1)Share amounts have been retroactively adjusted to reflect the 1-for-10 reverse stock split of the Class A Common Stock and Class B Common Stock that was effected on August 21, 2026.

BRC Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities
Net loss	$(8,792)	$(23,595)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,976	9,591
Equity-based compensation	8,461	7,685
Settlement of litigation by issuance of stock	—	2,367
Amortization of debt issuance costs	819	809
(Gain) loss on disposal of assets	(301)	1,396
Gain on modification of leases	(3,219)	—
Loss on impairment of assets	11,698	—
Paid-in-kind interest	—	1,224
Other	30	83
Changes in operating assets and liabilities:
Accounts receivable, net	(2,719)	3,072
Inventories, net	6,632	(11,772)
Prepaid expenses and other assets	5,863	7,895
Accounts payable	(6,472)	(3,264)
Accrued liabilities	(2,418)	8,376
Deferred revenue and gift card liability	(1,391)	751
Operating lease liability	(1,126)	(3,708)
Other liabilities	(2,649)	(2,005)
Net cash provided by (used in) operating activities	10,392	(1,095)
Investing activities
Purchases of property, plant, and equipment	(1,594)	(2,964)
Proceeds from sale of property and equipment	429	102
Net cash used in investing activities	(1,165)	(2,862)
Financing activities
Proceeds from ABL Facility	27,500	231,206
Debt issuance costs paid	—	(225)
Repayment of long-term debt	(31,250)	(262,032)
Financing lease obligations	(3)	7
Repayment of promissory note	(400)	(1,047)
Payments of tax withholdings on vested Restricted Stock Units	(316)	—
Issuance of stock from the Employee Stock Purchase Plan	109	297
Proceeds received for settlement agreement	—	1,000
Proceeds received for public offering, net of issuance costs	—	37,423
Net cash provided by (used in) financing activities	(4,360)	6,629

Net increase in cash, cash equivalents	4,867	2,672
Cash and cash equivalents, beginning of period	4,330	6,810
Cash and cash equivalents, end of period	$9,197	$9,482

Supplemental cash flow disclosures
Recognition of revenue for inventory exchanged for prepaid advertising	(40)	1,398
Property and equipment purchased but not yet paid	62	54
Note receivable from sale of property and equipment	844	—
Cash paid for income taxes	133	378
Cash paid for interest	3,135	3,991

KEY OPERATING AND FINANCIAL METRICS

Revenue by Sales Channel
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Wholesale	$72,462	$67,032	$217,787	$185,139
DTC	30,203	27,842	91,323	83,203
Outpost	5,373	5,838	15,175	17,182
Total revenue, net	$108,038	$100,712	$324,285	$285,524

Key Operational Metrics
	September 30,
	2026	2025
Coffee ACV %(1)	58.7%	54.1%
Ready-to-Drink Coffee ACV %(2)	52.8%	53.3%
Outposts
Company-owned stores	17	17
Franchise stores	22	20
Total Outposts	39	37
(1)Coffee ACV% calculated as the "Packaged Coffee" category within Nielsen. Nielsen Total US xAOC, 4-weeks ending 9/26/26 and 4-weeks ending 9/27/25.
(2)RTD ACV% calculated for the “RTD Coffee” category (Plus Monster-Java) for single-serve RTD coffee within Nielsen. Nielsen Total US xAOC + Conv, 4-weeks ending 9/26/26 and 4-weeks ending 9/27/25.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), this press release contains, and the conference call will contain, non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted Operating Expenses, DTC revenue, excluding divested brand, Free Cash Flow and Net Leverage Ratio. We rely on both GAAP and non-GAAP financial measures to evaluate the performance of our business. The non-GAAP financial measures, as defined below, are not defined or calculated under principles, standards or rules that comprise GAAP. Accordingly, the non-GAAP financial measures we use and refer to in this press release and/or the conference call should not be viewed as a substitute for performance measures derived in accordance with GAAP. Our definitions of EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted Operating Expenses, DTC revenue, excluding divested brand, Free Cash Flow and Net Leverage Ratio described below are specific to our business and you should not assume that they are comparable to similarly titled financial measures of other companies.

We define EBITDA as net income (loss) before interest, tax expense, depreciation and amortization expense. We define Adjusted EBITDA as EBITDA adjusted for equity-based compensation, lease termination and modification costs, net, loss on impairment of assets, loss on disposal of assets, non-routine legal expenses, transactions expenses and restructuring fees and related costs. For the third and fourth quarters of 2025, Adjusted EBITDA also reflects adjustments for the gain on the sale of property, losses on impairment of certain assets, transactions expenses and contract termination costs, none of which occurred in the first six months of 2026 or 2025. We define Adjusted Gross Profit as gross profit adjusted for depreciation and amortization and restructuring fees and related costs. We define Adjusted Operating Expenses as Operating Expenses adjusted for depreciation and amortization, equity-based compensation, lease termination and modification costs, net, non-routine legal expenses and restructuring fees and related costs. We define DTC revenue, excluding divested brand, as DTC revenue adjusted for divested brand DTC revenue. We define Free Cash Flow as net cash provided by (used in) operating activities adjusted for purchases of property, plant and equipment. We define Net Leverage Ratio as total principal amounts of debt less cash and cash equivalents, divided by Adjusted EBITDA.

When used in conjunction with GAAP financial measures, we believe that EBITDA, Adjusted EBITDA, Adjusted Gross Profit, Adjusted Operating Expenses, DTC revenue, excluding divested brand, Free Cash Flow and Net Leverage Ratio are useful supplemental measures of operating performance and liquidity because these measures facilitate comparisons of historical performance by excluding non-cash items such as equity-based compensation and other amounts not directly attributable to our primary operations, such as lease termination and modification costs, net, non-routine legal expenses and restructuring fees and related costs. Adjusted EBITDA is also a key metric used internally by our management to evaluate performance and develop internal budgets and forecasts. Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP and may not provide a complete understanding of our operating results as a whole. Some of these limitations are (i) they do not reflect changes in, or cash requirements for, our working capital needs, (ii) they do not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt, (iii) they do not reflect our tax expense or the cash requirements to pay our taxes, (iv) they do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments, (v) although equity-based compensation expenses are non-cash charges, we rely on equity compensation to compensate and incentivize employees, directors and certain consultants, and we may continue to do so in the future and (vi) although depreciation, amortization and impairments are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect any cash requirements for such replacements.

A reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA is set forth below:

Reconciliation of Net Loss to Adjusted EBITDA
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(8,652)	$(1,238)	$(8,792)	$(23,595)
Interest expense	1,130	1,712	3,624	5,925
Tax expense	33	44	99	132
Depreciation and amortization	1,794	3,055	5,976	9,591
EBITDA	$(5,695)	$3,573	$907	$(7,947)
Equity-based compensation(1)	2,759	2,354	8,461	7,685
Lease termination and modification costs, net(2)	282	735	408	1,546
Loss on impairment of assets	11,698	—	11,698	—
Loss on disposal of assets(3)	355	—	355	—
Non-routine legal expense(4)	(165)	(471)	(197)	6,039
Transactions expenses(5)	—	741	—	741
Restructuring fees and related costs(6)	220	1,490	1,444	3,639
Adjusted EBITDA	$9,454	$8,422	$23,076	$11,703

(1)Represents the non-cash expense related to our equity-based compensation arrangements for employees, directors, and consultants.
(2)Represents costs, net of gains, associated with the modification of lease agreements for retail locations, including the gains and loss from the modification of leases and incremental fees incurred in connection with lease modifications. Costs for the three months ended September 30, 2026 include $3.5 million of lease modification fees in connection with Project Core, partially offset by a gain of $3.2 million as a result of lease modifications. Costs for the nine months ended September 30, 2026 include $3.5 million of lease modification fees in connection with Project Core and $0.1 million of lease termination costs incurred in the first half of the year, partially offset by a gain of $3.2 million as a result of lease modifications. Costs for both the three and nine months ended September 30, 2025 consist of lease termination costs.
(3)Represents loss on disposal of assets related to the divestiture of a non-core brand.
(4)Represents legal costs and fees incurred as well as the settlement of non-routine litigation related to the exercise of warrants issued in connection with our business combination, net of insurance recoveries. For more information about our litigation matters see our Annual Report on Form 10-K for fiscal year ended December 31, 2025 and the other filings we make with the SEC.
(5)Represents costs incurred in connection with proposed capital markets transactions that were not completed.
(6)Represents costs incurred related to restructuring as part of our Operational Improvement Plan. Costs for the three months ended September 30, 2026 include $0.2 million of severance. Costs for the nine months ended September 30, 2026 include $0.6 million of severance and $0.9 million related to the relocation of inventory following a change in third-party logistics provider. Costs incurred during 2025 include $0.8 million and $2.9 million of severance for the three and nine months ended September 30, 2025, respectively, and $0.7 million of costs for both periods related to the relocation of inventory following a change in third-party logistics provider and to the relocation of our headquarters.